Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

May 9, 2011

Citigroup Effects Reverse Stock Split;

“C” Begins Split-Adjusted Trading on NYSE Today

New York – Citigroup Inc. today announced the effectiveness of its 1-for-10 reverse stock split of Citigroup common stock as of 4:10 p.m. Friday, May 6, 2011. Shares of Citigroup common stock will begin trading on a split-adjusted basis on the New York Stock Exchange under the symbol “C” when the exchange opens this morning. The shares will trade under a new CUSIP number (172967 42 4) and a new ISIN (US172967 424 2). More than 90% of Citigroup’s shareholders have twice approved extending the Board’s authority to effect the reverse stock split since the reverse stock split was initially authorized by Citigroup’s shareholders in June 2009.

As previously disclosed, at effectiveness of the reverse stock split, every ten shares of outstanding Citigroup common stock were automatically combined into one share of common stock without any change in the par value per share. This reduced the number of outstanding shares of Citigroup common stock from approximately 29 billion to approximately 2.9 billion.

“Executing the reverse stock split and our intention to reinstate a quarterly common stock dividend are important steps as we anticipate returning capital to shareholders starting next year,” said Vikram Pandit, Chief Executive Officer of Citigroup. “Taken together, we believe these actions will reduce volatility while broadening the base of potential investors. Now that we have established consistent profitability, we are working towards our next goal of responsible growth.”

No fractional shares were issued in connection with the reverse stock split. Instead, Citi’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Shareholders who would otherwise hold a fractional share of Citigroup common stock will receive a cash payment from the net proceeds of that sale in lieu of such fractional share. Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in Citi’s definitive proxy statement filed with the Securities and Exchange Commission on March 12, 2010.

As a result of the reverse stock split, adjustments are required to be made to certain of Citi’s outstanding securities including its warrants, convertible preferred stock, T-DECS and the rights issued pursuant to the terms of Citi’s Tax Benefits Preservation Plan (the “Plan”). The chart attached as Annex A summarizes the key adjustments effected for each series of outstanding securities affected by the reverse stock split and Annex B provides an overview of the changes to the Plan.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com.

Certain statements in this release, including without limitation Citi’s intention to reinstate its common stock dividend during the second quarter of 2011, the return of capital to shareholders in 2012, any reduction in the volatility of the price of or increase in the shareholder base for Citi common stock and statements regarding Citi’s business strategy are “forward-looking statements” within the meaning of the rules and regulations of the SEC. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation (i) receipt of the required approval from the Citi Board of Directors for the declaration of any dividends, (ii) Citi’s results of operations and financial condition, (iii) future regulatory approvals for the return of capital to shareholders, and (iv) the precautionary statements included in Citi’s filings with the SEC, including without limitation the “Risk Factors” section of Citi’s 2010 Annual Report on Form 10-K.

Media Contacts:	Jon Diat	(212)793-5462

	Shannon Bell	(212)793-6206

Investors:	John Andrews	(212)559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212)559-5091